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EXHIBIT 5

LETTERHEAD OF PENELOPE Y. TURNBOW, ESQ.

May 2, 2001

Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125

Ladies and Gentlemen:

    I have acted as the Company's counsel in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended ("the Act"), relating to the offering to certain employees of up to 2,500,000 shares of the Company's Common Stock, par value $.10 per share (the "Shares") pursuant to the Company's 2001 Stock Incentive Plan (the "Plan"). This opinion is being furnished to you in response to Item 601(b)(5) of Regulation S-K and the instructions to Form S-8. I am familiar with the proceedings to date with respect to the Plan and have examined such records, documents and matters of fact as I have considered relevant for purposes of this opinion.

I am of the opinion that:

1.
The Company is a corporation duly organized and validly existing under the laws of the State of Tennessee and is duly authorized to carry on the business in which it is engaged.

2.
The Shares are duly authorized and, when issued and paid for pursuant to the terms of the Plan and the option agreement thereunder will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I do not find it necessary for purposes of this opinion and, accordingly, do not purport to cover herein the application of the "Blue Sky" or securities laws of various states to sales of the Shares.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Penelope Y. Turnbow
Assistant General Counsel and
Assistant Secretary

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EXHIBIT 5
LETTERHEAD OF PENELOPE Y. TURNBOW, ESQ.